Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Sovos Brands, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001 per share	Other	9,775,000	$15.92	$155,618,000	0.0000927	$14,425.79
	Total Offering Amounts					$155,618,000		$14,425.79
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$14,425.79

(1) Includes shares of common stock that may be purchased by the underwriters under their option to purchase additional shares of common stock.

(2) Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $15.92, which is the average of the high and low prices of the shares of the common shares on August 5, 2022 on the Nasdaq Global Select Market.